EXHIBIT 10.16+
                              Letter of Assignment



November 12, 2003


Mr. Alan Townsend
44B Glandovey Road
Christchurch 8005
New Zealand


Dear Alan:

This letter confirms our mutual understanding of the terms and conditions applying to your international assignment. Such employment is subject to your acceptance of the terms and conditions outlined in this letter. If the terms are acceptable to you, please sign and return the attached copy of this letter.

The effective date of your international assignment will be February 20, 2004 for purposes of benefits and compensation.

Your assignment location will be Westminster, Colorado, United States (U.S.) with your point of origin designated as Christchurch, New Zealand (NZ). Your job title and general duties will remain unchanged.


Compensation

Your base salary will be $215,000 USD annually. In addition you will be eligible to receive a potential bonus with a target of 35% of your base salary. You will be paid through the standard U.S. payroll system. Salary reviews and performance evaluations will be conducted in accordance with Trimble Navigation Limited policies.

Duration of Assignment
This assignment has no defined interval although, based on our discussions, a period of roughly five years seems to be consistent with your plans. This is dependent on proper approval and extensions to an L1a visa. An L1a visa can be issued for a period of 3 years with two 2 year extensions possible.

Termination

While employed by Trimble in the United State you will be subject to all personnel policies that normally apply to Trimble employees in the United States. These policies include "employment at will" which means that either you or the company may terminate the employment relationship at any time and for any reason, with or without notice. If you are terminate by Trimble for any reason, other than gross negligence or gross misconduct, you will be offered severance

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consistent with standard Trimble  severance  policy,  providing you with service credit from your start date at Datacom in 1971. In addition, should either you or Trimble terminate the employment relationship you will have sixty (60) days from the effective date of the termination to request and receive approval for repatriating yourself, your family and your household effects back to your home country. Repatriation benefits are detailed on attachment "A." Failure to repatriate within sixty (60) days after the effective date of termination will result in the forfeiture of repatriation benefits. Prior to and in exchange for these severance benefits, you will be asked to sign a full and final release of the company from any further obligations.


Voluntary Separation

If you resign prior to having completed one full calendar year or 330 days out of a 12 consecutive month period overseas, you will reimburse the Company for your total relocation expenses according to the following formula:

         (12 minus the number of months worked) times (total expense divided by 12) equals amount of reimbursement to Trimble.

Transition

In lieu of a house hunting trip, Trimble will pay for up to 6 weeks of a rental. The estimated cost is expected to be approximately $2,500.

Entrance/Work Permits/Visas

You can coordinate with the appropriate immigration attorney to obtain the necessary documentation required for your relocation to Westminster (i.e. passports, visa, work permits, etc.). The Company will pay for these and other costs incurred in obtaining permits for the employee to work in the assignment location and for the family to live in the location.

Benefits

You will participate in the Trimble Navigation Limited U.S. benefits program. Summaries of the available plans are attached.

Vacations

You will accrue vacation (PTO) time as is standard in the United States.

Holiday/Work Schedule

You will follow the hours, work days and public holidays observed in the U.S., even if they are substantially different from those observed in your home country.

Relocation Provisions and Allowances

Relocation Allowance

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You will receive a relocation allowance  equivalent to reasonable  miscellaneous costs related to your relocation. This allowance is provided to help defray costs that will incurred during the relocation process. Any costs anticipated should be discussed before being incurred and approved by me. The relocation allowance will be grossed up to cover taxes.

Home Sale and Purchase Expenses

Trimble will reimburse you for standard real estate commissions involved in the sale of your primary residence in New Zealand. Standard Home sale commissions in New Zealand are defined for our purpose as 3.95% on the first NZ$300,000 and 2% on amounts exceeding NZ$300,000 + 12.5% GST (tax).

If you purchase a home in the U.S. within 12 months of the effective date of your U.S. assignment, Trimble will reimburse you up to 1% of the mortgage loan for loan origination fees and up to 1% of the purchase price for closing costs.

Sale of Home in U.S.

Upon a possible future sale of your U.S. home it is our intent to protect you against a purchase prices that is lower than the one you paid for the house. A side agreement will be developed in the next three weeks to cover the exact details of the arrangement.

Temporary Living Expense

At the departure location (NZ), Trimble will provide temporary lodging, rental car if necessary and a meal and miscellaneous per diem for the employee and spouse for a period not to exceed 5 days. Costs for such temporary lodging, rental car and per diem is not to exceed $1,345 USD.

Moving of Household Goods

Shipment of household goods will be provided for you, according to the maximum weigh guidelines provided below, to the Westminster, Colorado, U.S. and at the completion of the assignment back to Christchurch, New Zealand.

Shipment of Household Goods

A Trimble approved carrier handles the movement of household goods from/to the point of origin. You are authorized to ship, at the company's expense, a maximum weight of goods according to the following schedule:

         Air Shipment:     up to 125 Cubic Feet
         Surface Shipment: 13,000 pounds

Covered expenses including packing, unpacking, insurance, surface shipping, storage-in-transit, and delivery or normal household goods and personal effects. Weight allowances on the surface shipment excludes interior cartons, packing

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materials,  and exterior containers.  The cost of any items shipped in excess of the weight allowances listed above will be assumed by the employee. Weight allowances on the surface shipment exclude interior cartons, packing materials, and exterior containers. The cost of any items shipped in excess of the weight allowances listed above and all import duties will be assumed by the employee.

This shipment of large items (such as cars, boats, planes, trailers) and hazardous items will not be the responsibility of, nor will the shipment be paid for by the Company. However, you have identified the need to ship 5-6 antiques items. Although we would generally expect the costs to the within the limits of the policy, you and I will resolve any special requirements which are beyond the scope of the policy.

There are established maximums on the insurance of personal effects shipped at Company expense. These are based on the replacement value as stated by the assignee on the inventory list provided at the time of move. Coverage is in effect from the time the goods are picked up at the home country residence until they are delivered to the host country residence. Since coverage ends when the goods are delivered, insurance at the host country location is the responsibility of the assignee.

Repatriation Guidelines for Shipment of Household Goods

These guidelines also apply on repatriation or relocation at the end of the assignment, with additional weight limits of 20% more than those established for expatriation.

Tax Services

Due to increased financial complexities associated with international assignments, the Company has made arrangements for the first year of your assignment to provide professional tax services through the offices of Pricewaterhouse Coopers (PxC). Those services will include:

o    N.Z. exit interview to discuss the tax ramifications of your assignment
o    Entrance interview with PwC representatives in the U.S.
o Preparation of all required U.S. and New Zealand tax returns with confidential client relationship.
o Representation with respect to any tax notices or audits of returns prepared by PwC if related to your assignment.

All costs associated with these services will be borne by the Company, and, therefore, tax consultation will be limited to that necessary for the preparation of income tax returns representing the first year of assignment. In the event you wish to engage PwC for non-company related consultation, related fees will be at your expense. While the company is paying for tax services, the actual payment of any taxes are the responsibility of the employee.

Travel Arrangements

Travel arrangements are to be made through a Trimble designated travel coordinator.

While it is anticipated that the terms of this Letter of Assignment will continue throughout your international assignment, Trimble reserves the right to

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change  any of the terms of this  letter,  including,  but not  limited  to, the duration of your international assignment and the Company's international policies and procedures. However, if a significant change is made in your job duties or place of employment and you choose to resign as a result, Trimble pay for your relocation back to New Zealand.

Please sign and return one copy of this letter, as your acknowledgement of receipt, understanding and acceptance of the conditions outlined in this letter.

SIGNED AND AGREED:

Employee                             /s/ Alan R. Townsend
                                     --------------------

Date                                 12 Nov 2003
                                     -----------

Steven W. Berglund,                  /s/ Steven W. Berglund
President & CEO                      ----------------------

Date                                 12 Nov 2003
                                     -----------


                 After all signatures have been affixed, please
                            return this agreement to:
                               Trimble Navigation
                                C/O Bill Burgess
                                645 N. Mary Ave.
                               Sunnyvale, CA 94088




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                                  ATTACHMENT A


Repatriation Estimate
Airfare - Coach $1500 x 2                                        $ 3,000.00
Household Goods Sea Shipment (lbs) - Estimate                    $18,488.00
Household Goods Air Shipment (lbs) - Estimate                     $4,274.00
Household Goods Storage (30 days) plus warehouse handling         $1,000.00
Repatriation Departure: Hotel 5 days                                $753.00
Repatriation Departure: Rental Car (5 days)                         $606.00
Repatriation Departure: Per Diem                                    $250.00
Repatriation Destination: Temporary Living (30 days)              $2,112.84
Repatriation Destination: Per Diem                                $1,500.00
Repatriation Destination: Rental Car                              $1,386.00
Repatriation Tax Consultation, USA                                  $610.00
Home Sale in U.S.                                                $51,000.00
Repatriation Tax Consultation, New Zealand                        $1,096.00
                                                  Sub-Total      $86,075.84
Tax Gross-ups                                                     $9,000.00

                                               Total in USD      $95,075.84